EXHIBIT 4.119


THIS AGREEMENT dated for reference and made effective  ________

BETWEEN:

         GOLDEN CHALICE RESOURCES INC., a company incorporated pursuant to the laws of British Columbia, and having an office at 711 - 675 West Hastings Street, Vancouver, BC V6B 1N2

         ("GCR")

AND:

         AMADOR GOLD CORP., a company incorporated pursuant to the laws of British Columbia, and having an office at 711 - 675 West Hastings Street, Vancouver, BC V6B 1N2

         ("AGX")


WHEREAS:

A. GCR and AGX each hold a fifty percent (50%) undivided interest in certain mineral properties more particularly described in Schedule "A" attached to this Agreement;

B. The parties wish to create a joint venture to carry out the continued exploration and development of the Property on the terms and subject to the conditions hereinafter set forth.

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1.       INTERPRETATION

1.01 In this Agreement the following words, phrases and expressions shall have the following meanings:

         (a) "ACCOUNTING PROCEDURE" means the procedure attached to this Agreement as Appendix I.

         (b) "AFFILIATE" shall have the meaning attributed to it in the BUSINESS CORPORATIONS ACT (British Columbia), as amended.


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         (c)      "ASSETS"  means all tangible and intangible  goods,  chattels,
                  improvements  or  other  items  including,   without  limiting
                  generality, land, buildings, and equipment (but excluding the Property) acquired for or made to the Property as at the Operative Date and under this Agreement in connection with the Mining Operations.

         (d) "COMPLETION DATE" means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

         (e) "CONSTRUCTION" means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and Production Notice related thereto, as approved by the Management Committee.

         (f) "CONSTRUCTION PERIOD" means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

         (g) "COSTS" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established. Without limiting generality, the following categories of Costs shall have the following meanings:

                  (i) "CONSTRUCTION COSTS" means those Costs recorded by the Operator during the Construction Period, including, without limiting generality, the Operator's fee contemplated in article 11;

                  (ii) "EXPLORATION COSTS" means those Costs recorded by the Operator during the Exploration Period, including, without limiting generality, the Operator's fee contemplated in article 11;

                  (iii) "MINE COSTS" means Construction Costs and Operating Costs; and

                  (iv) "OPERATING COSTS" means those Costs recorded by the Operator subsequent to the Completion Date, including, without limiting generality, the Operator's fee contemplated in article 11 and the royalty payable to the Underlying Royalty Holder pursuant to the Underlying Agreement.

         (h) "EXPLORATION PERIOD" means the period beginning the Operative Date and ending the date a Production Notice is given and Construction Costs are fully committed.


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         (i)      "FEASIBILITY  REPORT"  means a  detailed  report,  in form and
                  substance   sufficient  for   presentation   to  arm's  length
                  institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to
                  be  employed  and  a  financial   appraisal  of  the  proposed
                  operations and including at least the following:

                  (i) a description of that part of the Property to be covered by the proposed Mine;

                  (ii) the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

                  (iii) the proposed procedure for development, mining and production;

                  (iv)     results of ore amenability treatment tests (if any);

                  (v) the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

                  (vi) the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

                  (vii)    all   environmental   impact  studies  and  costs  of
                           implementation;

                  (viii) the period in which it is proposed the Property shall be brought to commercial production; and

                  (ix) such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.


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         (k)      "INTEREST" means an undivided  beneficial  percentage interest in the Property, the Assets and any Mine, calculated, during the Exploration Period, according to article 7 and subsequent to the Exploration Period according to article 10.

         (l) "JOINT OPERATION" shall have the meaning attributed to it in paragraph 2.01.

         (m)      "MANAGEMENT   COMMITTEE"   means  the  committee   established
                  pursuant to article 4.

         (n) "MINE" means the workings established and Assets acquired, including, without limiting generality, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into commercial production in accordance with the Production Notice.

         (o) "MINERALS" means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and nonmetallic, in, on or under the Property which may lawfully be explored for, mined and sold.

         (p)      "MINING  OPERATIONS"  means  every  kind of  work  done by the
                  Operator:

                  (i) on or in respect of the Property in accordance with a Program or Production Notice or Operating Plan; or

                  (ii) if not provided for in a Program or Production Notice or Operating Plan, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

                  including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

         (q) "NET PRODUCTION RETURNS" shall have the meaning attributed to it in Appendix II.

         (r) "OPERATING PLAN" means the annual plan of Mining Operations submitted pursuant to paragraph 14.02.

         (s) "OPERATIVE DATE" means the date upon which this Agreement becomes effective.

         (t) "OPERATOR" means the party appointed as the Operator in accordance with article 5.


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         (u)      "PARTICIPANT"   means  a  party   that  is   contributing   to
                  Exploration Costs or Mine Costs, as the case may be.

         (v) "PARTY" or "PARTIES" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

         (w) "PRIME RATE" means the rate of interest stated by the Canadian Imperial Bank of Commerce, Main Branch, Vancouver, British Columbia, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.

         (x) "PRODUCTION NOTICE" means a notice which is given to each of the parties pursuant to paragraph 9.02.

         (y) "PROGRAM" means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to paragraph 7.02.

         (z) "PROPERTY" means the mineral properties that become subject to this Agreement on the Operative Date, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

         (aa) "PROPORTIONATE SHARE" means that share which is equal to a party's percentage Interest.

         (cc) "SIMPLE MAJORITY" means a decision made by the Management Committee by more than fifty percent (50%) of the votes represented and entitled to be cast at a meeting thereof.

         (dd) "SPECIAL MAJORITY" means a decision made by the Management Committee by more than seventy-five percent (75%) of the votes represented and entitled to be cast at a meeting thereof.

         (bb) "UNDERLYING ROYALTY HOLDER" means a person set out in Appendix III who holds a royalty pursuant to the Underlying Agreement.

         (ee) "UNDERLYING AGREEMENT" mean an agreement set out in Appendix III made between an Underlying Royalty Holder and GCR.

         (ff)     "$" means Canadian Dollars.


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1.02     The  words  "ARTICLE",   "PARAGRAPH",   "SUBPARAGRAPH",   "HEREIN"  and
         "HEREUNDER" refer to this Agreement. The words "THIS AGREEMENT" include every Schedule or Appendix attached hereto.

1.03 The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.       FORMATION OF THE JOINT OPERATION

2.01 The parties hereby agree to associate and participate in a joint operation (the "JOINT OPERATION") for the purpose of exploring the Property and, if deemed warranted, bringing the Property or a portion thereof into commercial production by establishing and operating a Mine.

2.02 Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Operation, without consulting any other party. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of any party and no party shall have any obligation to another party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement. Unless otherwise agreed in writing, no party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other party's share of Minerals in any facility owned or controlled by such party.

3.       INTERESTS

3.01 Except as otherwise provided herein, the parties shall bear all Costs and all liabilities arising under this Agreement and the Underlying Agreement and shall own the Property, the Assets and any Mine all in proportion to their respective Interests.

3.02 On the Operative Date the respective Interests of the parties shall be as follows:

                           GCR                 50%
                           AGX                 50%

4.       MANAGEMENT COMMITTEE

4.01 A Management Committee shall be established on or forthwith after the Operative Date. Except as herein otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

4.02 Each party owning an Interest shall forthwith appoint one representative and one alternate representative to the Management Committee. The alternate representative may act for a party's representative in his absence.


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4.03     The Operator  shall call a Management  Committee  meeting at least once every twelve (12) months unless otherwise waived in writing by the Management Committee, and, in any event within fourteen (14) days of being requested to do so by any representative.

4.04 The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting to all representatives at least seven days before the time appointed for the meeting. Unless otherwise agreed to by the Management Committee, all meetings of the Management Committee shall be held in Vancouver, British Columbia. Each agenda for a meeting shall include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

4.05 Notice of a meeting shall not be required if representatives of all of the parties are present and unanimously agree upon the agenda.

4.06 A quorum for any Management Committee meeting shall be present if a representative of each of the parties holding an Interest is present. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder. The Management Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting. If a quorum is not present within thirty
         (30) minutes following the time appointed for the commencement of the Management Committee meeting, the meeting shall be automatically re-scheduled for the same time of day and at the same place five business days later, and the Operator shall be under no obligation to give any party notice thereof. A quorum shall be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least one representative is present, and a party or parties holding not less than 25% in Interest is or are represented. A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.07 The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Interest percentage. Other than as is expressly set out herein to the contrary, the Management Committee shall make decisions by Simple Majority. In the event of a tied vote, the chairman shall have a casting vote in addition to the votes to which the chairman is entitled to cast as the representative of a party.

4.08     The representative  and alternate  representative of the Operator shall
         be  the  chairman  and  secretary,   respectively,  of  the  Management
         Committee meeting.

4.09 The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies thereof to each representative within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting of the Management Committee.


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4.10     The Management Committee may make decisions by obtaining the consent in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11 Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12 Each party shall bear the expenses incurred by its representative and alternate representative in attending meetings of the Management Committee.

4.13 The Management Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

4.14 Reference in this section to the "parties" shall apply during the Exploration Period. After the date of a Production Notice this section shall be read as if the word "Participant" appeared wherever the word "party" appears.

5.       OPERATOR

5.01 GCR shall act as Operator for so long as its Interest is 50% or more. If GCR's Interest is less than 50%, the Management Committee shall select a party, if it so consents, to be the Operator.

5.02     The party  acting as Operator may resign as Operator on at least ninety
         (90) days' notice to all the parties.

5.03 The Management Committee may, by Special Majority (with the Operator not being entitled to vote on such resolution), remove the party acting as Operator, effective the date designated by the Management Committee if:

         (a) that party makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

         (b)      a court order is entered without that party's consent:

                  (i)      appointing   a  receiver   or  trustee   for  all  or
                           substantially all of its property; or

                  (ii) approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or


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         (c)      the Operator is in default  under this  Agreement and fails to cure such default, or to commence bona fide curative measures, within thirty (30) days of receiving notice of the default from a non-Operator;

         (d) the Operator fails to meet any of its obligations pursuant to paragraph 6.04; or

         (e) the Operator undergoes a change in "Control" (as hereinafter defined).

5.04 In paragraph 5.03, "CONTROL" means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Operator through (i) the legal or beneficial ownership of voting securities; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise.

5.05 If a party resigns or is removed as Operator, the Management Committee (the representative of the former Operator not being entitled to vote on the resolution) shall thereupon select another party to become the Operator effective the date established by the Management Committee.

5.06 The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement. The new Operator shall have no obligation to hire any employees of the former Operator resulting from this change of Operator.

5.07 Upon ceasing to be Operator, the former Operator shall forthwith deliver to the new Operator custody of all Assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

5.08 If the Operator resigns or is removed and no other party consents to act as Operator, the Joint Operation shall be terminated and the party which was the Operator may, if it consents to act, continue to act as Operator to effect the termination and the other parties shall be obligated to fund their respective Proportionate Shares of the Costs incurred.

6.       RIGHTS, DUTIES AND STATUS OF OPERATOR

6.01 The Operator in its operations hereunder shall be deemed to be an independent contractor. The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on behalf of any of the parties unless specifically permitted by this Agreement or directed in writing by a party.

6.02 Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.


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6.03     The Operator shall manage and carry out Mining Operations substantially
         in  accordance  with  Programs,   Feasibility  Reports  and  Production
         Notices, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith shall, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee so soon thereafter as is reasonably possible.

6.04 The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Costs required for that purpose. In so doing the Operator shall:

         (a) comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

         (b)      pay all Costs properly incurred promptly as and when due;

         (c) keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder's or mechanic's liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

         (d) with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

         (e) subject to paragraph 20.05, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

         (f) maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, shall govern if the Operator's accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

         (g) perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all


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                  applicable  federal,  provincial,  Territorial  and  municipal laws, by-laws, ordinances, rules and regulations and this Agreement;

         (h)      prepare  and deliver the  reports  provided  for in  paragraph
                  21.02; and

         (i) have such additional duties and obligations as the Management Committee may from time to time determine.

7.       EXPLORATION PROGRAMS

7.01 The Operator shall prepare draft Programs for consideration by the Management Committee. Unless otherwise agreed to by a Special Majority, each Program shall cover a calendar year. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Exploration Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to each Participant by no later than sixty (60) days prior to the period to which the draft Program relates. Each draft Program shall be accompanied by such reports and data as are reasonably necessary for each party to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

7.02 The Management Committee shall review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a Cost overrun of ten (10) percent in addition to any budgeted Exploration Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.03 The Operator shall forthwith submit the adopted Program to the parties. Each party may, within thirty (30) days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Exploration Costs for that Program. A party which fails to give that notice within the thirty (30) day period shall be deemed to have elected not to contribute to that Program.

7.04 If any party elected not to contribute to a Program, the amounts to be contributed by the parties who elected to contribute shall be increased PRO RATA, subject to the right of any of them to elect, prior to the commencement of the Program, not to contribute more than its Proportionate Share. If one or more party so elects to contribute no more than its Proportionate Share and the other parties do not elect to contribute PRO RATA to the resulting shortfall, the Operator shall in good faith revise the Program and Budget such that the technical objectives of the original Program are retained to the extent that is reasonably practicable given the reduced contributions to Costs. The Operator shall, within fifteen (15) days following the end of the thirty (30) day period set out in paragraph 7.03, deliver to each party a copy of the said revised Program which, if the budget contemplates Costs of at least 80% of those contemplated in the original adopted Program, shall then be deemed for all purposes under this Agreement to be the adopted Program . If the budget for the revised Program contemplates Costs of less than 80% of those contemplated in the original adopted Program, the revised Program shall be re-submitted to the Management Committee as a draft Program pursuant to paragraph 7.01, and the procedure set out in paragraph 7.01 to 7.04 inclusive shall be repeated.

7.05     The Operator shall be entitled to invoice each Participant:

         (a) no more frequently than monthly, for its Proportionate Share of Exploration Costs incurred and paid by the Operator in carrying out a Program; or

         (b) not more than sixty (60) days in advance of requirements, for an advance of that Participant's Proportionate Share of Exploration Costs estimated to be incurred and paid by the Operator in carrying out a Program.

         Each invoice shall be signed by a financial officer of the Operator. Each Participant shall pay to the Operator the amount invoiced within thirty (30) days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.06 If any Participant, after having committed to contribute pursuant to paragraph 7.03, fails to pay an invoice within the thirty (30) day period referred to in paragraph 7.05 the Operator may by notice demand payment. If no payment is made within the period of thirty (30) days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall be deemed to have elected not to contribute to each Program subsequently conducted and to any Production Notice, and accordingly, shall have its Interest reduced in the manner contemplated in paragraphs 7.09 and 10.02(b).

7.07 The Operator shall expend all monies advanced by a Participant ratably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's Proportionate Share of Exploration Costs incurred prior to the suspension or premature termination shall be refunded within sixty (60) days of the suspension or premature termination. Unless approved unanimously by the Management Committee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 110 percent of any budgeted Exploration Costs.

7.08 Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based. If any Program is altered, suspended or terminated prematurely so that the Exploration Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Exploration Costs set out in the adopted Program, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Exploration Costs incurred on that Program by payment thereof to the Operator within thirty (30) days after receipt of the notice, but shall not be entitled to review the results of the Program until it has made full payment. If payment is not made by that party within the thirty (30) days aforesaid it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee. If payment is made by that party within the thirty (30) days as aforesaid, the Operator shall distribute the payment to the original Participants PRO RATA according to their respective contributions to the Program, and shall deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program.

7.09 If a party elected not to contribute to the Exploration Costs of any Program the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its Proportionate Share of the Exploration Costs shall be increased so that, subject to paragraph 7.10, at all times during the Exploration Period the Interest of each party will be that percentage which is equivalent to its Exploration Costs expressed as a percentage of the Exploration Costs of all parties. Notwithstanding the foregoing but subject to paragraph
         7.10 hereof, the party whose Interest has been reduced (other than a party who has forfeited the right to contribute pursuant to paragraph 7.06) shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest. On the Operative Date, the parties' respective Interests shall be deemed to be as follows:

                                 INTEREST
                                 --------
                  GCR               50%
                  AGX               50%

7.10 If the effect of the application of paragraph 7.09 is to reduce the Interest of any party to less than 15%, such party shall then be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, 1% of Net Production Returns.

7.11 If the Operator fails to submit a draft Program or a revised Program by the date set out in this Agreement, the following shall apply:

         (a) the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;

         (b) any Participant other than the Operator whose Interest is not less than 20% may, within fifteen (15) days following the date by which the Operator's draft Program or revised Program was due, submit a draft Program (the "NON-OPERATOR'S PROGRAM") for the subject period for consideration by the Management Committee;

         (c) the Management Committee shall review the Non-Operator's Program and, if it deems fit (the Operator not being entitled to vote with respect thereto), adopt the Non-Operator's Program with such modifications, if any, as the Management

                  Committee deems necessary; the adopted Program shall then be submitted to the parties pursuant to paragraph 7.03;

         (d) if the Operator is a party and elects to contribute to the Non-Operator's Program, it shall remain as the Operator for the duration of the Non-Operator's Program.

         (e) if the Operator is a party and elects not to contribute to the Non-Operator's Program, it shall cease to be the Operator for the duration of the Non-Operator's Program, and the Management Committee shall appoint another party as Operator (the former Operator not being entitled to vote with respect thereto);

         (f) following the completion of the Non-Operator's Program the former Operator shall, subject to the provisions of paragraph 5.01, automatically become the Operator.

8.       FEASIBILITY REPORT

8.01 Except as provided in paragraph 8.02, a Feasibility Report shall only be prepared with the approval of the Management Committee. The Operator shall provide copies of the completed Feasibility Report to each of the parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from the immediately preceding Program and not contained in the Feasibility Report.

8.02 Notwithstanding the provisions of paragraph 8.01, if a party (the "PROPONENT") is of the view that a Feasibility Report should be prepared, such party shall give notice thereof to the Operator and the Operator shall call a Management Committee meeting to consider the matter. If the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may, either alone or with other parties, at its or their sole cost, prepare a Feasibility Report. If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent shall deliver the Feasibility Report to the Operator who shall then call a Management Committee meeting to consider the Proponent's Feasibility Report. If the Management Committee adopts the Feasibility Report, the non-contributing parties may either pay the Proponent an amount equal to 150% of their respective proportionate costs of the preparation of the Feasibility Report, or shall suffer reduction of their respective Interests pursuant to paragraph 7.09. Upon the adoption by the Management Committee of the Proponent's Feasibility Report, it shall become a Feasibility Report for all purposes hereunder.

8.03 The parties shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity with the Feasibility Report is feasible or desirable.

9.       PRODUCTION NOTICE

9.01 The Operator shall call a Management Committee meeting to consider the Feasibility Report for a date no sooner than three months and no later than six months after the Feasibility Report was provided to each of the parties.

9.02 The Management Committee shall consider the Feasibility Report prepared and may by Special Majority, approve the Feasibility Report, with such modifications, if any, as it considers necessary or desirable, together with an estimate of Construction Costs. If a Feasibility Report is approved as aforesaid the Management Committee shall forthwith cause a Production Notice to be given to each of the parties by the Operator stating that the Management Committee has approved that a Mine be established and brought into production in conformity with the Feasibility Report and estimated Construction Costs as so approved.

10.      ELECTION TO CONTRIBUTE

10.01 Each party with an Interest may, within sixty (60) days of the receipt of the Production Notice, give the Operator notice committing to contribute its Proportionate Share of Construction Costs. A party which fails to give that notice within the sixty (60) day period shall be deemed to have elected not to contribute to Construction Costs.

10.02 If any party elects not to contribute to Construction Costs that party, subject to its rights under paragraph 10.04, shall forfeit the right to contribute to any further Costs under this Agreement, and those parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to Construction Costs, if more than one party then in proportion to their respective Interests, by the amount which any party has declined to contribute. If elections are made so that Construction Costs are fully committed:

         (a) the Interest of each Participant shall be increased and that of each non-Participant shall be decreased as Costs are incurred so that the Interest of each party at all times is that percentage which is equivalent to

                  (i) the sum of its Exploration Costs and its contribution to Construction Costs;

                           divided by

                  (ii) the sum of the total Exploration Costs and the total Construction Costs of all the parties;

                           multiplied by

                  (iii)    100;

         (b) then, at the Completion Date, each non-Participant shall be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, that percent of the Net Production Returns, as and when available, which is equivalent to the Interest, calculated at the Completion Date.

         (c) each Participant shall severally calculate and cause to be paid to each non-Participant any Net Production Returns derived from the Property in the manner provided in Appendix II; and

         (d)      notwithstanding  the provisions of subparagraphs  10.02(b) and
                  (c), if the effect of the application of subparagraph 10.02(a) reduces any party's Interest to less than one percent it shall forfeit its Interest to the Participants, if more than one then in proportion to their respective Interests, and that party shall have no further right or interest under this Agreement.

10.03 If, after the operation of paragraph 10.02, Construction Costs are not fully committed the Production Notice shall be deemed to be withdrawn, and shall not be resubmitted, either in the same or a revised form, for a period of at least six (6) months following such withdrawal.

10.04 If, after the operation of paragraph 10.02, Construction Costs are fully committed, the Participants shall diligently proceed with bringing a Mine into production in substantial conformity with the Feasibility Report. If the Participants fail to commence the implementation of the Feasibility Report within twelve (12) months of Construction Costs being fully committed, for reasons other than general economic conditions in the mining industry, any party which forfeited the right to contribute to Construction Costs pursuant to paragraph 10.02 shall have the right, exercisable in the thirty (30) days following the expiration of such twelve (12) month period, to reacquire from the Participants not less than all of its Interest as last held, by paying its Proportionate Share of Construction Costs incurred to the end of such twelve (12) month period (together with interest at the Prime Rate plus 3%) to the Participants in proportion to their respective Interests.

10.05 During the twelve (12) month period referred to in paragraph 10.04, neither the Operator nor any Participant shall be obliged to provide any non-Participant with the results of any work carried out on the Property, the Participants' sole obligation during such period being to provide any non-Participant, on the written request of such non-Participant made only once during the said twelve (12) months, with a summary of the nature of the work carried out and the total Costs thereof.

11.      OPERATOR'S FEE

11.01 The Operator may charge the following sums (collectively the "Operator's Fee") in return for its services as Operator and to compensate it for its head office overhead functions (which the Operator may not charge directly or indirectly):

         (a) with respect to Programs: 15% of all Exploration Costs (excluding GST) for which the Operator has invoiced AGX;

         (b) with respect to Construction: 1% of all Construction Costs (excluding GST); and

         (c) subsequent to the Completion Date: 3.5% of all Operating Costs (excluding GST).

12.      MINE FINANCING

12.01 The contributions of the Participants toward the Mine Costs shall be individually and separately provided by them.

12.02 Any party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (the "CHARGEE") shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The Agreement between the party hereto, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this paragraph.

13.      CONSTRUCTION

13.01 Subject to paragraphs 10.02 and 10.03, the Management Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given. Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee, by Special Majority, deems necessary and advisable.

14.      OPERATION OF THE MINE

14.01 Commencing on the Completion Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year.

14.02 With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year shall be submitted by the Operator to the Participants not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates. Each Operating Plan shall contain the following:

         (a)      a description of the proposed Mining Operations;

         (b) a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

         (c)      an estimate of the quantity and quality of the ore to be mined
                  and  the   concentrates   or  metals  or  other  products  and
                  by-products to be produced; and

         (d) such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

         Upon request of any Participant the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.03 The Management Committee shall adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Management Committee, by Special Majority, may from time to time and any time amend any Operating Plan.

14.04 The Operator shall include in the estimate of Mine Costs referred to in subparagraph 14.02(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Operation which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts. The payment of such continuing obligations shall be made on the basis of units of production, and shall be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring. The Participants shall contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee). The amount contributed from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

15.      PAYMENT OF MINE COSTS

15.01 The Operator may invoice each Participant, from time to time, for that Participant's Proportionate Share of Construction Costs or Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant's Proportionate Share of the estimated cash disbursements to be made during the month. Each Participant shall pay its Proportionate Share of the Construction Costs or Operating Costs or the estimated cash disbursements aforesaid to the Operator within thirty (30) days after receipt of the invoice. If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 3% until paid. The Operator shall have a lien on each Participant's Interest in order to secure that payment or advance together with interest which has accrued thereon.

15.02    If any  Participant  fails to pay an invoice  contemplated in paragraph
         15.01 within the thirty (30) day period aforesaid, the Operator may, by notice, demand payment. If no payment is made within thirty (30) days of the Operator's demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by paragraph 15.01 by taking possession of all or any part of that Participant's Interest. The Operator may sell and dispose of the Interest which it has so taken into its possession by:

         (a) first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

         (b) if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the defaulting Participant of the time and place of the sale.

         As a condition of the sale as contemplated in subparagraph 15.02(b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the parties, in form acceptable to the Operator. The proceeds of the sale shall be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the defaulting Participant after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

16.      DISTRIBUTION IN KIND

16.01 It is expressly intended that, upon implementation of any Production Notice hereunder, the association of the parties hereto shall be limited to the efficient production of Minerals from the Property and related activities, and that each of the parties shall be entitled to use, dispose of or otherwise deal with its Proportionate Share of Minerals as it sees fit. Each Participant shall take in kind, f.o.b.
         truck or railcar on the Property, and separately dispose of its Proportionate Share of the Minerals produced from the Mine. From the time of delivery, each Participant shall have ownership of and title to its Proportionate Share of Minerals separate from, and not as tenant in common with, the other Participants, and shall bear all risk of loss of Minerals. Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions shall be paid by each Participant directly and not through the Operator or Management Committee.

16.02 Each Participant shall construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate the same are produced.

16.03 If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator shall, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant. The Operator and the other parties shall be under no responsibility with respect thereto. All of the Costs involved in arranging and providing storage shall be billed directly to, and be the sole responsibility of the Participant whose share of production is so stored. The Operator's charges for such assistance and any other related matters shall be billed directly to and be the sole responsibility of the Participant. All such billings shall be subject to the provisions of paragraphs 15.01 and 15.02 hereof.

17.      SURRENDER OF INTEREST

17.01 Any party not in default hereunder may, at any time upon notice, surrender its entire Interest to the other parties by giving those parties notice of surrender.

                  The notice of surrender shall:

         (a) indicate a date for surrender not less than three months after the date on which the notice is given; and

         (b)      contain an undertaking that the surrendering party will:

                  (i) satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

                  (ii) if the Operator has not included in Mine Costs the costs of continuing obligations as set out in paragraph 14.04 hereof, pay on the date of
                           surrender  its  reasonably  estimated   Proportionate
                           Share, based on the surrendering party's then Interest, of the Costs of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

                  (iii) will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

17.02    Upon the surrender of its entire  Interest as contemplated in paragraph
         17.01 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands hereunder, the surrendering party shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.03 A party to whom a notice of surrender has been given as contemplated in paragraph 17.01 may elect, by notice within 90 days to the party which first gave the notice to accept the surrender, in which case paragraphs
         17.01 and 17.02 shall apply, or to join in the surrender. If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with article 18.

18.      TERMINATION OF MINING OPERATIONS

18.01 The Operator may, at any time subsequent to the Completion Date, on at least 30 days notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended. The Operator's recommendation shall include a plan and budget (the "MINE MAINTENANCE PLAN"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, by Special Majority, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee, by Special Majority, may cause Mining Operations to be resumed at any time.

18.02    The  Operator  may, at any time  following a period of at least  ninety
         (90) days during which Mining Operations have been suspended, upon at least thirty (30) days notice to all Participants, or in the events described in paragraph 18.01, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (the "MINE CLOSURE PLAN"), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Property, as required by applicable law, regulation or contract by reason of this Agreement. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator's recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

18.03 If the Management Committee approves the Operator's recommendation as aforesaid, it shall cause the Operator to:

         (a) implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

         (b) remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

         (c) sell, abandon or otherwise dispose of the Assets and the Property.

         The disposal price for the Assets and the Property shall be the best price reasonably obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

18.04 If the Management Committee does not approve the Operator's recommendation contemplated in paragraph 18.02, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to paragraph 18.01.

19.      THE PROPERTY

19.01 Title to the Property shall be held in the name of the Operator in trust for the parties in proportion to their respective Interests as adjusted from time to time. Each of the parties shall have the right to receive, forthwith upon making demand therefor from the Operator, such documents as it may reasonably require to confirm its Interest.

19.02 This Agreement, or a memorandum of this Agreement, shall, upon the written request of any party, be recorded in the office of any governmental agency so requested, in order to give notice to third parties of the respective interests of the parties in the Property and this Agreement. Each party hereby covenants and agrees with the requesting party to execute such documents as may be necessary to perfect such recording.

20.      ACQUISITION OF ADDITIONAL MINERAL PROPERTIES

20.01 There shall be no area of common interest, however, GCR shall have the sole and exclusive right to acquire additional mineral properties contingent to the Property and elect, in its sole discretion, to offer to have those mineral properties form part of this Agreement. If GCR acquires additional mineral properties and elects to make it part of this Agreement, it shall forthwith give notice to the other party of that staking or acquisition, the total cost thereof and all details in the possession of GCR with respect to the details of the acquisition, the nature of the property and the known mineralization.

20.02 AGX may, within thirty (30) days of receipt of the GCR's notice, elect, by notice to GCR, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

20.03 If the election aforesaid is made, AGX shall reimburse GCR for the cost of acquisition.

20.04 If AGX does not make the election aforesaid within that period of thirty (30) days, the right or interest acquired shall not form part of the Property and GCR shall be solely entitled thereto.

20.05 Notwithstanding subparagraph 6.04(e), the Operator shall be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days notice of its intention to do so to the other parties. In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, pro rata in accordance with their respective Interests, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this Agreement.

21.      INFORMATION AND DATA

21.01 At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

21.02 During the Exploration Period while Programs are being carried out, the Operator shall furnish the Participants with monthly progress reports and with a final report within 60 days following the conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the Construction Period and during the implementation of an Operating Plan the Operator shall provide monthly progress reports to the Participants, which report shall include information on any changes or developments affecting the Mine that the Operator considers are material.

21.03    All  information  and  data  concerning  or  derived  from  the  Mining
         Operations shall be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

21.04 The text of any news releases or other public statements which a party intends to make with respect to the Property or this Agreement shall, to the extent practicable, be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

22.      LIABILITY OF THE OPERATOR

22.01 Subject to paragraph 22.02, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

22.02 Notwithstanding paragraph 22.01, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

22.03 An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

         (a)      at  the  direction  of,  or  with  the   concurrence  of,  the
                  Management Committee; or

         (b) unilaterally and in good faith by the Operator to protect life or property shall be deemed not to be negligence or willful misconduct.

22.04 The obligation of each party to indemnify and save the Operator harmless pursuant to paragraph 22.01 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

22.05 The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

23.      ASSIGNMENT

23.01 At any time or times the parties hereto shall be permitted to assign this Agreement without the consent of the other parties if the assignee is a subsidiary, associated or affiliated company of the party so assigning, any corporation formed as a result of a merger or amalgamation with a party hereto, or any corporation formed as a result of a statutory plan of arrangement involving a party hereto, provided written notice is given to all the parties hereto and the successor corporation agrees to be a party to this Agreement and be bound by the terms thereof.

24.      RELATIONSHIP OF PARTIES

24.01 The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

24.02 Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any party any partnership duty, obligation or liability to any other party hereto.

24.03 No party shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property or this Agreement.

25.      PARTITION

25.01 Each of the parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no party shall seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

26.      TAXATION

26.01 All Costs incurred hereunder shall be for the account of the party or parties making or incurring the same, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

27.      FORCE MAJEURE

27.01 Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to paragraph 27.02, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

27.02 Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof, and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted. The party claiming suspension of its obligations shall promptly notify the other parties when the cause of the Force Majeure has been removed.

27.03 The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing pursuant to sub-paragraphs 6.04(a) and 6.04(e).

28.      NOTICE

28.01 All invoices, notices, consents and demands under this Agreement shall be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for each party specified in this Agreement or to such addresses as each party may from time to time specify by notice. Any notice delivered or sent by fax shall be deemed to have been given and received on the business day next following the date of delivery or transmission. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice shall be effective only if actually delivered.

29.      WAIVER

29.01 No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

30.      AMENDMENTS

30.01 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing executed by that party.

31.      TERM

31.01 Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring both a 100 percent Interest and a 100 percent interest in the Net Production Returns, the Joint Operation and this Agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property. Termination of this Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

32.      TIME OF ESSENCE

32.01    Time is of the essence of this Agreement.

33.      RIGHT OF FIRST REFUSAL

33.01    If a party (hereinafter in this paragraph referred to as the "OWNER"):

         (a) receives a bona fide offer from an independent third party (the "PROPOSED PURCHASER") dealing at arm's length with the Owner to purchase all or any part all of the Owner's Interest or its interest in this Agreement (which for certainty shall include the Owner's right to receive Net Production Returns), which offer the Owner desires to accept; or

         (b) intends to sell all or any part of its Interest or its interest in this Agreement,

         the Owner shall first offer (the "OFFER") such interest in writing to the other party upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Owner, as the case may be. The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Owner, mean the person or persons to whom the Owner intends to offer its interest) and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner otherwise than in cash, the Offer shall include the Owner's good faith estimate of the cash equivalent of the non-cash consideration. If within a period of 60 days of the receipt of the Offer, the other party notifies the Owner in writing that it will accept the same, the Owner shall be bound to sell such interest to the other party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer. If the Offer so accepted by the other party contains the Owner's good faith estimate of the cash equivalent consideration as aforesaid, and if the other party disagrees with the Owner's best estimate, the other party shall so notify the Owner at the time of acceptance and the other party shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the other party so notifies the Owner, the acceptance by the other party shall be effective and binding upon the Owner and the other party and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the COMMERCIAL ARBITRATION ACT (British Columbia) and shall be payable by the other party, subject to prepayment as hereinafter provided, within sixty (60) days following its determination by arbitration. The other party shall in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration. If the other party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the interest offered, the Owner may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of sixty (60) days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said sixty (60)days. Any sale hereunder shall be conditional upon the

         Proposed Purchaser delivering a written undertaking to the other party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

34.      ARBITRATION

34.01 If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

         (a) the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

         (b) the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and

         (c)      the two  arbitrators so named shall,  within fifteen (15) days
                  of  the  naming  of  the  latter  of  them,   select  a  third
                  arbitrator.

         The decision of the majority of the arbitrators shall be made within thirty (30) days after the selection of the latter of them. The expense of the arbitration shall be borne equally by the parties to the dispute. If the parties on either side of the dispute fail to name their arbitrator within the time limited or to proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the COMMERCIAL ARBITRATION ACT (British Columbia), and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties.

35.      SUCCESSORS AND ASSIGNS

35.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

36.      GOVERNING LAW

36.01 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first above written.

THE COMMON SEAL of                        )
GOLDEN CHALICE RESOURCES INC.             )
was hereunto affixed in the presence of:  )
                                          )
------------------------------            )
Authorized Signatory                      )
                                          )
------------------------------            )
Authorized Signatory                      )


THE COMMON SEAL of                        )
                                          )
was hereunto affixed in the presence of:  )
                                          )
------------------------------            )
Authorized Signatory                      )
                                          )
------------------------------            )
Authorized Signatory                      )

THIS IS SCHEDULE "A" TO THAT CERTAIN AGREEMENT BETWEEN GOLDEN CHALICE RESOURCES INC. AND KLONDIKE GOLD CORP. MADE AS OF APRIL 1, 2005.

--------------------------------------------------------------------------------
                             INSERT LIST OF CLAIMS
--------------------------------------------------------------------------------
 PROPERTY   TOWNSHIP   CLAIM NUMBER  NO. OF UNIT    DUE DATE     WORK REQUIRED
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202812          16       2007-Apr-18      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202807          16       2007-Apr-18      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202808          16       2007-Apr-18      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202809          16       2007-Apr-18      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202810          12       2007-Apr-18      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202811          16       2007-Apr-18      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202813           4       2007-Apr-18      $1,600
------------------------------------------------------------------------------
Echum        DOLSON      3018230          15       2007-Dec-06      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      3018231          15       2007-Dec-06      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      3018232          15       2007-Dec-06      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      3018233          12       2007-Dec-06      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      3018234          11       2007-Dec-06      $4,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      3018235          11       2007-Dec-06      $4,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018221          12       2007-Dec-06      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018223           8       2007-Dec-06      $3,200
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018224          16       2007-Dec-06      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018225          16       2007-Dec-06      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018226          15       2007-Dec-06      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018227           8       2007-Dec-06      $3,200
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      3018229          15       2007-Dec-06      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      3018142           9       2007-Jun-07      $3,600
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4202714          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4202716          12       2007-Mar-01      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4202723          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202725          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202726          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202727          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202728          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202729          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202730          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202733          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202734          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202735          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4202736          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202715          12       2007-Mar-01      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202717          12       2007-Mar-01      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202718          12       2007-Mar-01      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202719          12       2007-Mar-01      $4,800
---------- ---------- -------------- ------------ ------------- ---------------

--------------------------------------------------------------------------------
 PROPERTY   TOWNSHIP   CLAIM NUMBER  NO. OF UNIT    DUE DATE     WORK REQUIRED
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202720          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202721          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4202722          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         MARSH      4202724          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         MARSH      4202731          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         MARSH      4202732          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         MARSH      4202737          16       2007-Mar-01      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4201953           7       2007-Nov-29      $2,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4201954          16       2007-Nov-29      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4201955          16       2007-Nov-29      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4201956          12       2007-Nov-29      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4201961          15       2007-Nov-29      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4201962          16       2007-Nov-29      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209163          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209164          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209165           4       2007-Oct-28      $1,600
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209166           4       2007-Oct-28      $1,600
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209167          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209177          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209178          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4209214           1       2007-Oct-28       $400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209187          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209188          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209189          10       2007-Oct-28      $4,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209190          12       2007-Oct-28      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209191          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209192          10       2007-Oct-28      $4,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        BRUYERE     4209193          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209184          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209185          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209186          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209194          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209195          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209198           4       2007-Oct-28      $1,600
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209199          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209200          13       2007-Oct-28      $5,200
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209201          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209202          12       2007-Oct-28      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209203           6       2007-Oct-28      $2,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209204          14       2007-Oct-28      $5,600
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209205          10       2007-Oct-28      $4,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209206          12       2007-Oct-28      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum        DOLSON      4209211          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209168           6       2007-Oct-28      $2,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209169           8       2007-Oct-28      $3,200
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209170          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209171          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209172          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------

--------------------------------------------------------------------------------
 PROPERTY   TOWNSHIP   CLAIM NUMBER  NO. OF UNIT    DUE DATE     WORK REQUIRED
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209173          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209174          11       2007-Oct-28      $4,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209175          12       2007-Oct-28      $4,800
------------------------------------------------------------------------------
Echum         ECHUM      4209179          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209180          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209181          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209182           8       2007-Oct-28      $3,200
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209183           2       2007-Oct-28       $800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209196          12       2007-Oct-28      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209197           4       2007-Oct-28      $1,600
------------------------------------------------------------------------------
Echum         ECHUM      4209207          12       2007-Oct-28      $4,800
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209208          15       2007-Oct-28      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209209          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         ECHUM      4209210          16       2007-Oct-28      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum         BADER      4208623           9       2008-Mar-06      $3,600
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209530          15       2008-Mar-23      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209531          15       2008-Mar-23      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209532          15       2008-Mar-23      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209533          15       2008-Mar-23      $6,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209534          10       2008-Mar-23      $4,000
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209535          16       2008-Mar-23      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209536          16       2008-Mar-23      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209537          16       2008-Mar-23      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209538          16       2008-Mar-23      $6,400
---------- ---------- -------------- ------------ ------------- ---------------
Echum       COPENACE     4209539          12       2008-Mar-23      $4,800
---------- ---------- -------------- ------------ ------------- ---------------

Pursuant to an Option Agreement between Terry Nicholson, Gaston Gratton and GCR dated as of September 15, 2005 and amended January 4, 2006, a 50% working interest in the following claims:

TOWNSHIP                                          CLAIM NUMBERS     # OF UNITS
----------------------------------------------    -------------    -------------
DOLSON .......................................          1192386               16
DOLSON .......................................          1243337               16
DOLSON .......................................          1243338                4
DOLSON .......................................          1243360                1
DOLSON .......................................          1243339                4
ECHUM ........................................          1192385               16
BADER ........................................          1243341                1
BADER ........................................          1243340                4
BADER ........................................          3018154                6
ECHUM ........................................          3018155                1
ECHUM ........................................          1243342                2
ECHUM ........................................          3018152                1
ECHUM ........................................          3018153                1
DOLSON .......................................          3015681                5
DOLSON .......................................          3015682                1
RENNIE .......................................          1192260               16
RENNIE .......................................          1192302               16
RENNIE .......................................          1192301               16
RENNIE .......................................          1192259               16

Pursuant to a Mineral Exploration License Agreement between 3011650 Nova Scotia Limited and GCR dated as of July 1, 2005 and amended March 4, 2006, a 50% working interest in the following property:

                            Number of grid  Number of grid
 Northerly     Easterly     claims (gross)  claims (net)      Township
----------- --------------- -------------- ---------------- ---------------
5 329 500   675 500-676 500        5            4.26            Esquaga
----------- --------------- -------------- ---------------- ---------------
5 328 500   673 500-679 500        7            5.40            Esquega
----------- --------------- -------------- ---------------- ---------------
5 327 500   683 500-677 500        6            5.12            Esquega
----------- --------------- -------------- ---------------- ---------------
5 326 500   674 500                1            0.61            Esquega
----------- --------------- -------------- ---------------- ---------------

THIS IS APPENDIX I TO THAT CERTAIN AGREEMENT BETWEEN GOLDEN CHALICE RESOURCES INC. AND ______ MADE AS OF________.
--------------------------------------------------------------------------------


                              ACCOUNTING PROCEDURE

1.       INTERPRETATION

1.01 Terms defined in the Agreement shall, subject to any contrary intention, have the same meanings herein. In this Appendix the following words, phrases and expressions shall have the following meanings:

         (a) "AGREEMENT" means the Agreement to which this Accounting Procedure is attached as Appendix I.

         (b)      "COUNT" means a physical inventory count.

         (c) "EMPLOYEE" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

         (d) "EMPLOYEE BENEFITS" means the Operator's cost of holiday, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator's costs of established plans for employee's group life insurance, hospitalisation, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience.

         (e) "FIELD OFFICES" means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

         (f) "GOVERNMENT CONTRIBUTIONS" means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

         (g) "JOINT ACCOUNT" means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

         (h) "MATERIAL" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly "Controllable Material" means such Material which is ordinarily classified as

                  Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

         (i) "PERSONNEL" means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

         (j) "REASONABLE EXPENSES" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

         (k)      "SUPERVISION   OFFICES"  means  the   Operator's   offices  or
                  department within the Operator's offices from which the Mining Operations are generally supervised.

2.       STATEMENTS AND BILLINGS

2.01 The Operator shall, by invoice, charge each Participant with its Proportionate Share of Exploration Costs and Mine Costs in the manner provided in sections 7 and 15 of the Agreement respectively.

2.02 The Operator shall deliver, with each invoice rendered for Costs incurred a statement indicating:

         (a) all charges or credits to the Joint Account relating to Controllable Material ; and

         (b) all other charges and credits to the Joint Account summarised by appropriate classification indicative of the nature of the charges and credits.

2.03 The Operator shall deliver with each invoice for an advance of Costs a statement indicating:

         (a) the estimated Exploration Costs or, in the case of Mine Costs the estimated cash disbursements, to be made during the next succeeding month;

         (b) the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

         (c) the advances made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.

3.       DIRECT CHARGES

3.01     The Operator shall charge the Joint Account with the following items:

         (a)      CONTRACTOR'S CHARGES:

                  All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third parties.

         (b)      LABOUR CHARGES:

                  (i) The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

                  (ii)     the Reasonable Expenses of the Employees; and

                  (iii) Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

         (c)      OFFICE MAINTENANCE:

                  (i) The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Field
                           Offices and the Supervision Offices. The basis for charging the Joint Account for such maintenance costs shall be as follows:

                           (A) the expense of maintaining and operating Field Offices, less any revenue therefrom; and

                           (B) that portion of maintaining and operating the Supervision Offices which is equal to

                           (1) the anticipated total operating expenses of the Supervision Offices divided by

                           (2) the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

                                    multiplied by

                           (3) the actual total time spent on the Mining Operations by the Employee expressed in man days.

                  (ii) Without limiting generality, the anticipated total operating expenses of the Supervision Offices shall include:

                           (A) the salaries and wages of the Operator's Personnel which have been directly charged to the Supervision Offices;

                           (B)      the Reasonable Expense of the Personnel; and

                           (C)      Employee Benefits.

                  (iii) The Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.01(c)(i)(B) of this Appendix I.

         (d)      MATERIAL:

                  Material purchased or furnished by the Operator for use on the Property as provided under section 4 of this Appendix I.

         (e)      TRANSPORTATION CHARGES:

                  The cost of transporting Employees and Material necessary for the Mining Operations.

         (f)      SERVICE CHARGES:

                  (i) The cost of services and utilities procured from outside sources other than services covered by paragraph 3.01(h). The cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

                  (ii) Use and service of equipment and facilities furnished by the Operator as provided in subsection 4.04 of this Appendix I.

         (g)      DAMAGES AND LOSSES TO JOINT PROPERTY:

                  All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. If the damage or loss is estimated by the Operator to exceed $10,000, the Operator shall furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

         (h)      LEGAL EXPENSE:

                  All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator's legal staff or the fees and expenses of outside solicitors.

         (i)      TAXES:

                  All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

         (j)      INSURANCE:

                  Net premiums paid for

                  (i) such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

                  (ii) such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement; and

                  the applicable deductibles in event of an insured loss.

         (k)      RENTALS:

                  Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

         (l)      PERMITS:

                  Permit costs, fees and other similar charges which are assessed by various governmental agencies.

         (m)      OTHER EXPENDITURES:

                  Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this subsection 3.01 of this Appendix I as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

4.       PURCHASE OF MATERIAL

4.01 Subject to subsection 4.04 of this Appendix I the Operator shall purchase all Materials and procure all services required in the Mining Operations.

4.02 Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.03 Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.04 Notwithstanding the foregoing provisions of this section 4, the Operator, after having obtained the prior approval of the Management Committee, shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.       DISPOSAL OF MATERIAL

5.01 The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

5.02 Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.03 Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property. If the division to a

         Participant be in lieu, it shall be for such price and on such terms and conditions as the Management Committee may approve.

5.04 The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

6.       INVENTORIES

6.01 The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.02 The Operator shall perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year. The independent external auditor of the Operator shall be given reasonable notice of each Count, and shall be given the opportunity to attend the Count.

6.03 Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account. The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.       ADJUSTMENTS

7.01 Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any calendar year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the calendar year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.02 The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the calendar year to which the invoice or statement relates.

7.03 Notwithstanding subsections 7.01 and 7.02 of this Appendix I, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 60 days of the completion of the Count.

7.04 A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.01 of this Appendix I has been prepared in accordance with this Agreement.

7.05 The time for giving the audit opinion contemplated in subsection 7.04 of this Appendix I shall not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in subsection 7.01 of this Appendix I.

7.06 The cost of the auditor's opinion referred to in subsection 7.04 of this Appendix I shall be solely for the account of the Participant requesting the auditor's opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

7.07 Upon not less than ten (10) business days' notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant shall be entitled to inspect the Joint Account , at the location(s) where such records are normally kept. All costs incurred in carrying out such inspection shall be borne by the Participant. All disagreements or discrepancies identified by the Participant shall be referred to the independent external auditor for final resolution.

THIS IS APPENDIX II TO THAT CERTAIN AGREEMENT (THE "AGREEMENT") MADE BETWEEN GOLDEN CHALICE RESOURCES INC. AND ________ MADE AS OF ___________.
--------------------------------------------------------------------------------

                         NET PRODUCTION RETURNS ROYALTY

1.       INTERPRETATION

1.01 In this Appendix the following words, phrases and expressions shall have the following meanings:

         (a) "NET PRODUCTION RETURNS" means Net Sales Returns and Net Smelter Returns

         (b) "NET SALES RETURNS" means the gross proceeds from the sale or disposition of Stone Products to an independent purchaser, after deducting therefrom the cost of Valuation, Sorting, Shipping and Insurance in connection with the Stone Products as well as any sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) payable on the production or sale of Stone Products (but not income taxes), and for the purposes hereof:

                  (i) "INSURANCE" means all insurance that the Operator considers advisable to protect all or part of the Stone Products in the possession or control of the Operator (including, without limitation, during shipping) until the passing of title thereto or risks therefor (whichever is the later) and including, without limitation, the insurance or bonding of any person who does or may come into contact with any such Stone Products at any point during the operations of the Operator whether such person is an employee of the Operator or otherwise;

                  (ii) "SHIPPING" means all methods of transportation or places of storage of Stone Products from the moment they leave the Property until the passing of title thereto or risks therefor (whichever is the later) to an independent purchaser, including, without limitation, any cost that may be incurred by reason of such methods or places used or any sorting or valuation facilities being situated off the Property;

                  (iii) "SORTING" means separation of Stone Products from waste materials and dividing them into groups according to quality, size, or other characteristics, and then the division of such groups into appropriate lots or groups for valuing and/or sale, it being acknowledged that in the case of gem quality Stone Products, a group or lot may be a single stone; and


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


                  (iv) "VALUATION" means the establishing of a value for each lot or group of sorted Stone Products for purposes of reference when negotiating with a potential purchaser of the same.

         (c) "NET SMELTER RETURNS" means the gross proceeds from the sale or disposition of Other Products removed from the Property after deducting the costs of treatment, tolling, smelting, refining and minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes.

         (d) "OTHER PRODUCTS" means metals, bullion, concentrates or ores mined or produced from the Property

         (e) "PRODUCTS" shall be interpreted as a collective reference to Stone Products and Other Products

         (f)      "ROYALTY"  means the royalty  described under section 7.10 and
                  10.02 of the Agreement.

         (g)      "ROYALTY HOLDER" means a person entitled to a Royalty.

         (h) "SMELTER" means conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores or concentrates.

         (i) "STONE PRODUCTS" means diamonds, gems and other precious and semi-precious stones mined or produced from the Property

2.       CALCULATION OF NET PRODUCTION RETURNS

2.01 In calculating "Net Sales Returns" the following provisions shall apply:

         (a) If Stone Products are sold to any entity with which the Operator does not deal at arm's length, the Stone Products shall for the purposes hereof be deemed to have been sold at prices determined by an independent valuator chosen by the Royalty Holder.

         (b) The Operator shall not have the right to commingle Stone Products produced from the Property with similar products produced from other properties.

2.02 In calculating "Net Smelter Returns" the following provisions shall apply:

         (a) If smelting, refining, treatment, assay or sampling of Other Products is performed by facilities owned or controlled by the Operator or any of its affiliates, all charges, costs and penalties therefor to be deducted pursuant to the foregoing paragraph shall be equal to and not exceed actual costs incurred by the Operator in


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


                  carrying out such processes and shall not exceed such amounts which the Operator would have incurred if such operations were conducted at facilities operating at arm's length to the Operator, and which were then offering comparable services for comparable quantities and quality of Other Products.

         (b) The Operator shall have the right to commingle Other Products produced from the Property with ores and minerals produced from other properties. Before commingling, Other Products from the Property shall be weighed, sampled, assayed, measured or gauged by the Operator in accordance with sound mining and metallurgical practices for moisture, penalty substances and payable content. Records shall be kept by the Operator for a reasonable time showing weights, moisture and assays of payable content. Prior to commingling, the Operator shall give thirty (30) days notice to the Royalty Holder specifying its decision to commingle and outlining the procedures it proposes to follow.

3.       GENERAL

3.01 In the calculation of the Royalty, the applicable percentage shall be applied to 100% of the Net Sales Returns or Net Smelter Returns, as the case may be.

3.02 Royalties shall accrue at the time of sale or deemed sale, as applicable, and they shall become due and payable in cash on a calendar quarter basis, on the twentieth (20th) day of the month next following the calendar quarter in which they accrue.

3.03 At the time of making each Royalty payment to the Royalty Holder, the Operator shall provide the Royalty Holder with a certificate of a senior officer of the Royalty Holder certifying as to the accuracy of the calculations of the Royalty payment and setting out the method of the calculation thereof to which shall be attached a true copy of the related smelter or sales receipt or receipts.

3.04 Net sales returns and net smelter returns upon the respective Products shall be calculated exclusively as provided herein, and the Royalty computed thereon shall be determined without regard to any "hedging", "forward", "futures" or comparable sales (collectively referred to as "FUTURE TRADING") of such Products by or on behalf of the Operator. The Royalty Holder shall not be entitled to any benefit of or be subject to any loss attributable to such future trading by the Operator.

3.05     The Operator  shall cause to be kept proper  books of account,  records
         and  supporting   materials   covering  all  matters  relevant  to  the
         calculation of Royalties payable to the Royalty Holder, and the reasonable verification thereof; and the Royalty Holder shall have, from time to time, the unfettered right, during regular business hours and on reasonable notice, to carry out at its sole cost and expense an audit by established independent professionals chosen by the Royalty Holder, of the methodology and manner of calculating all Royalty payments hereunder and the Operator shall provide, during


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


         regular business hours and on reasonable notice, unrestricted access to its books, accounts, records, vouchers, smelter settlements, sales receipts and related documentation for this purpose. Should there be any difference in the amount of the Royalty payment or payments which are ultimately determined by the process described in this section to be in the Royalty Holder's favour, which exceed three (3%) percent of the amount of the Royalty paid to the Royalty Holder, then the cost of said audit, to the extent reasonable, shall be reimbursed to the Royalty Holder by the Operator.

3.06 Any dispute relating to the quantum or methodology of calculating all Royalties payable hereunder shall be settled by arbitration pursuant to the provisions of Article 34 of the Agreement.


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


THIS IS APPENDIX III TO THAT CERTAIN AGREEMENT (THE "AGREEMENT") MADE BETWEEN GOLDEN CHALICE RESOURCES INC. AND KLONDIKE GOLD CORP. MADE AS OF APRIL 1, 2005.
--------------------------------------------------------------------------------

              UNDERLYING ROYALTY HOLDERS AND UNDERLYING AGREEMENTS

1. A 3% Net Smelter Return ("NSR") with a 1.5% buy back for $1,500,000 held by Terry Nicholson and Gaston Gratton pursuant to the Nicholson Gratton Option Agreement dated as of September 15, 2005 and amended January 4, 2006,

2. Pursuant to the Otter Pond and Hawk Junction Option Agreement between 733526 Ontario Ltd., Cliff Hicks, Andy Porcheron and the Company dated as of January 4, 2006 cash payments of $100,000 over three years and 75,000 shares in 2008 and 100,000 shares in 2009.

3. Pursuant to a Mineral Exploration License Agreement between 3011650 Nova Scotia Limited and GCR dated as of July 1, 2005 and amended March 4, 2006 a royalty equal to 3% for all minerals and diamonds and precious or semi-precious stones with a buy back of 1% for all minerals except precious or semi-precious stones for $2,000,000.


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